Exhibit 99.1

Apollo Investment Corporation

Announces September 30, 2007 Quarterly Financial Results

NEW YORK—November 6, 2007—Apollo Investment Corporation (NASDAQ: AINV) today announced financial results for its fiscal quarter ended September 30, 2007.

HIGHLIGHTS:

Total Assets: $3.9 billion

Investment Portfolio: $3.2 billion

Net Assets: $2.2 billion

Net Asset Value per share: $18.44

Operating Results for the Quarter Ended September 30, 2007 (in thousands, except per share amounts):

Net investment income: $61,623

Net investment income per share: $0.58

September 2007 dividend to shareholders per share: $0.52

Net realized losses: ($906)

Net change in unrealized appreciation: ($83,893)

Net realized losses and change in unrealized appreciation per share: ($0.80)

Portfolio Activity for the Quarter Ended September 30, 2007:

Total investments made during the quarter: $454.1 million

Sales, repayments and other exits during the quarter: $141.9 million

Number of new portfolio companies invested: 7

Number of portfolio company exits: 4

Number of portfolio companies at end of period: 67

Conference Call at 10:00 a.m. ET on November 7, 2007

The company will host a conference call at 10:00 a.m. (Eastern Time) on Wednesday, November 7, 2007 to discuss its quarterly results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call. International callers should dial (973) 633-6740. All callers should reference Apollo Investment Corporation or “conference ID #9368604.” An archived replay of the call will be available through November 21, 2007 by calling (877) 519-4471. International callers please dial (973) 341-3080. For all replays, please reference pin #9368604.

Portfolio and Investment Activity

During the three months ended September 30, 2007, we invested $454.1 million across 7 new and 5 existing portfolio companies. This compares to investing $493.8 million in 6 new and 6 existing portfolio companies for the three months ended September 30, 2006. Investments sold or prepaid during the three months ended September 30, 2007 totaled $141.9 million versus $287.3 million for the three months ended September 30, 2006.

At September 30, 2007, our net portfolio consisted of 67 portfolio companies and was invested 53% in subordinated debt, 6% in preferred equity, 17% in common equity and warrants and 24% in senior secured loans versus 51 portfolio companies invested 64% in subordinated debt, 3% in preferred equity, 8% in common equity and warrants, and 25% in senior secured loans at September 30, 2006.

The weighted average yields on our subordinated debt portfolio, senior secured loan portfolio and total debt portfolio were 13.1%, 11.9% and 12.7%, respectively, at September 30, 2007 versus 13.5%, 12.8% and 13.3%, respectively, at September 30, 2006.

Senior secured loans and European mezzanine loans typically accrue interest at variable rates determined on the basis of a benchmark: LIBOR, EURIBOR, GBP LIBOR, or the prime rate, with stated maturities at origination that typically range from 5 to 10 years. While subordinated debt issued within the United States will typically accrue interest at fixed rates, some of these investments may include zero-coupon, PIK and/or step bonds that accrue income on a constant yield to call or maturity basis. At September 30, 2007, 58% or $1.5 billion of our interest-bearing portfolio is fixed rate and 42% or $1.1 billion is floating rate. At September 30, 2006, 57% or $1.1 billion of our interest-bearing portfolio is fixed rate debt and 43% or $808.1 million is floating rate debt.

“Our successful access to the equity capital markets in September provides us with significant liquidity at a truly opportunistic time in the market,” said John J. Hannan, Chairman & Chief Executive Officer. “With approximately $4 billion in assets, we are extremely well positioned to offer financial sponsors significant capital at a time when most other capital providers are balance sheet constrained. Looking ahead, expect us to manage our portfolio for continued improvement in security structures, terms and conditions, information rights and more. Also expect us to remain disciplined and not simply chase higher yields.”

Results of Operations

Results comparisons are for the three and six months ended September 30, 2007 and September 30, 2006.

Investment Income

For the three and six months ended September 30, 2007 and September 30, 2006, gross investment income totaled $86.1 million and $175.0 million, respectively, as compared to $63.9 million and $119.8 million for the comparative periods a year earlier. The increase in investment income for the three and six months ended September 30, 2007 was primarily due to the continued growth of our investment portfolio as compared to the previous period. Origination and commitment fees associated with investments in portfolio companies are typically accreted into interest income over the respective terms of the applicable loans and accelerated into interest income only upon prepayment, as applicable.

Expenses

For the three and six months ended September 30, 2007, net expenses totaled $24.4 million and $58.6 million, respectively. Included in net expenses were base management fees and performance based incentive fees totaling $7.5 million and $31.3 million, interest and other credit facility related expenses totaling $15.1 million and $22.7 million, and general and administrative expenses totaling $1.8 million and $4.6 million, respectively, for the three and six months ended September 30, 2007. For the comparative three and six month periods a year earlier, net expenses totaled $30.1 million and $54.2 million, respectively. Included in net expenses were base management fees and performance based incentive fees totaling $20.4 million and $36.8 million, interest and other credit facility related expenses totaling $8.2 million and $13.8 million, and general and administrative expenses totaling $1.5 million and $3.6 million, respectively, for the three and six months ended September 30, 2006. Expenses consist of base investment advisory and management fees, performance based incentive fees, insurance expenses, administrative services expenses, professional fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. A general increase in net expenses was primarily due to an increase in base management fees as well as an increase in other general and administrative expenses related to the growth of our investment portfolio as compared to the previous period. Expense increases were offset by a reduction in the accrual for the net realized capital gain incentive fee during the quarter.

Net Investment Income

The Company’s net investment income totaled $61.6 million and $116.4 million or $0.58 per share and $1.11 per share, respectively, for the three and six months ended September 30, 2007. For the three and six months ended September 30, 2006, net investment income totaled $33.8 million and $65.6 million or $0.41 per share and $0.81 per share, respectively.

Net Realized Gains/Losses

The Company had investment sales and prepayments totaling $141.9 million and $488.8 million, respectively, for the three and six months ended September 30, 2007. For the three and six months ended September 30, 2006, investment sales and prepayments totaled $287.3 million and $411.4 million, respectively. Net realized losses for the three and six months ended September 30, 2007 were $0.9 million and $21.6 million versus net realized gains of $29.7 million and $26.7 million, respectively, for the three and six months ended September 30, 2006. For the six months ended September 30, 2007, $20.1 million of the $21.6 million in losses was previously recognized as unrealized losses on our interest in Diam International.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the three and six months ended September 30, 2007, the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities had a net decrease in appreciation of $83.9 million and a net increase in appreciation of $59.8 million, respectively. For the three and six months ended September 30, 2006, the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities had a net increase in appreciation of $17.7 million and $60.1 million, respectively. At September 30, 2007, net unrealized appreciation totaled $152.1 million versus $98.4 million at September 30, 2006.

Net Increase/Decrease in Net Assets From Operations

For the three months ended September 30, 2007, the Company had a net decrease in net assets resulting from operations of $23.2 million. For the six months ended September 30, 2007, the Company had a net increase in net assets resulting from operations of $154.5 million. For the three and six months ended September 30, 2006, the Company had a net increase in net assets resulting from operations of $81.3 million and $152.4 million, respectively. On a weighted average per share basis, there was a decrease of $0.22 and an increase of $1.47, respectively, for the three and six months ended September 30, 2007 versus an increase of $1.00 and $1.87 per share, respectively, for the three and six months ended September 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

On September 18, 2007, the Company closed on its most recent public offering of common stock selling 14.95 million shares of common stock at $20.00 per share raising approximately $285.5 million in net proceeds. The Company’s liquidity and capital resources are also generated and available through its senior secured, multi-currency $1.7 billion, five-year, revolving credit facility maturing in April 2011 as well as from cash flows from operations, investment sales and prepayments of senior and subordinated loans and income earned from investments and cash equivalents. At September 30, 2007, the Company has $834 million in borrowings outstanding and had $866 million available for its use. In the future, the Company may raise additional equity or debt capital off its shelf registration or may securitize a portion of its investments. The primary use of funds will be investments in portfolio companies, cash distributions to our shareholders and for other general corporate purposes.

Dividends

Dividends paid to stockholders for the three and six months ended September 30, 2007 totaled $54.0 million or $0.52 per share versus $106.8 million or $1.03 per share, respectively. For the three and six months ended September 30, 2006, dividends totaled $38.4 million or $0.47 per share and $74.9 million or $0.92 per share, respectively. Tax characteristics of all dividends will be reported to shareholders on Form 1099 after the end of the calendar year.

We intend to continue to distribute quarterly dividends to our stockholders. Our quarterly dividends, if any, will be determined by our board of directors.

We have elected to be taxed as a RIC under Subchapter M of the Code. To maintain our RIC status, we must distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In addition, although we currently intend to distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may in the future decide to retain such capital gains for investment.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. In addition, we may be limited in our ability to make dividends and distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the 1940 Act and due to provisions in future credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our RIC status. We cannot assure stockholders that they will receive any dividends and distributions or dividends and distributions at a particular level.

With respect to the dividends paid to shareholders, income from origination, commitment and certain other upfront fees associated with investments in portfolio companies is treated as taxable income and accordingly, distributed to shareholders. For the three and six months ended September 30, 2007, we received upfront fees totaling $0.0 million and $0.1 million, which are being amortized into income over the lives of their respective loans. For the three and six months ended September 30, 2006, we received upfront fees totaling $0.8 million and $3.5 million, respectively.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	September 30, 2007 (unaudited)	March 31, 2007
Assets
Non-controlled/non-affiliated investments, at value (cost - $2,764,586 and $2,244,400, respectively)	$2,965,173	$2,348,981
Controlled investments, at value (cost - $208,000 and $0, respectively)	205,692	—
Cash equivalents, at value (cost - $693,741 and $1,089,792, respectively)	693,732	1,089,792
Cash	3,895	7,326
Foreign currency (cost - $2,499 and $832, respectively)	2,549	834
Interest receivable	44,175	35,217
Receivable for investments sold	—	28,248
Dividends receivable	13,698	6,987
Prepaid expenses and other assets	6,208	5,833

Total assets	$3,935,122	$3,523,218

Liabilities
Payable for investments and cash equivalents purchased	$867,490	$1,134,561
Credit facility payable	834,320	492,312
Management and performance-based incentive fees payable	26,475	43,579
Interest payable	4,523	1,848
Accrued administrative expenses	281	200
Other liabilities and accrued expenses	1,814	970

Total liabilities	$1,734,903	$1,673,470

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 119,300 and 103,508 issued and outstanding, respectively	$119	$104
Paid-in capital in excess of par	1,975,918	1,673,191
Distributions in excess of net investment income	(6,719)	(16,283)
Accumulated net realized gain	78,845	100,494
Net unrealized appreciation	152,056	92,242

Total Net Assets	$2,200,219	$1,849,748

Total liabilities and net assets	$3,935,122	$3,523,218

Net Asset Value Per Share	$18.44	$17.87

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$79,069	$57,473	$153,619	$106,496
Dividends	3,341	5,945	7,367	12,301
Other income	1,401	496	1,721	978
From controlled investments:
Dividends	2,258	—	2,308	—
Other income	—	—	10,000	—

Total investment income	86,069	63,914	175,015	119,775

EXPENSES:
Management fees	$14,850	$9,668	$27,846	$18,144
Performance-based incentive fees	(7,357)	10,768	3,478	18,704
Interest and other credit facility expenses	15,121	8,185	22,727	13,816
Administrative services expense	693	533	2,154	1,501
Other general and administrative expenses	1,225	998	2,576	2,119

Total expenses	24,532	30,152	58,781	54,284
Expense offset arrangement	(86)	(50)	(147)	(65)

Net expenses	24,446	30,102	58,634	54,219

Net investment income	$61,623	$33,812	$116,381	$65,556

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	(1,210)	30,095	(18,210)	30,290
Foreign currencies	304	(348)	(3,439)	(3,551)

Net realized gain (loss)	(906)	29,747	(21,649)	26,739

Net change in unrealized gain (loss):
Investments and cash equivalents	(56,237)	14,206	93,686	69,696
Foreign currencies	(27,656)	3,501	(33,872)	(9,569)

Net change in unrealized gain (loss)	(83,893)	17,707	59,814	60,127

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	(84,799)	47,454	38,165	86,866

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(23,176)	$81,266	$154,546	$152,422

EARNINGS (LOSS) PER COMMON SHARE	$(0.22)	$1.00	$1.47	$1.87

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488